CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
1.750% InterNotes® Due September 15, 2029	$745,000	$81.28 (1)(2)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)
The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement

Filed Under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement Number 518 - Dated Monday, September 27, 2021 (To: Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FP34	$745,000.00	100.000%	1.550%	$733,452.50	Fixed	1.750%	Monthly	09/15/2029	10/15/2021	$0.73	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/15/2023 and Monthly thereafter with 30 Calendar Days' Notice.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, September 20, 2021 through Monday, September 27, 2021
Trade Date: Monday, September 27, 2021 @12:00 PM ET
Settle Date: Thursday, September 30, 2021
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX, LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

    Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Validity of the Notes

In the opinion of Hogan Lovells US LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, subject to the effect of (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and  (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia General Cooperative Association Act of 2010 (the "Cooperative  Association Act")  and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated October 30, 2020, which has been filed as an exhibit to a Current Report on Form 8-K by the Company on October 30, 2020.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.

National Rural Utilities Cooperative Finance Corp Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020